JAMES M. LAGANKE P.C.
202 E. EARLL, #340
PHOENIX, ARIZONA 85012
(602) 279-6399
FAX (602)279-5509

James M. LaGanke SBN 006913

Attorney for the Debtors

                      IN THE UNITED STATES BANKRUPTCY COURT
                           FOR THE DISTRICT OF ARIZONA

IN RE,                             No. 96-09598-PHX-GBN

CENTURY PACIFIC GLOBAL             Chapter II Proceeding
COMMERCE, LTD.

          Debtor.


In re,                             No. 96-00935-PHX-RTB

                                   Chapter II Proceeding

CENTURY PACIFIC
CORPORATION.

          Debtor.


             FIRST AMENDED AND MODIFIED JOINT PLAN OF REORGANIZATION

     Debtors  propose  the  following  First  Amended  and  Modified  Joint Plan
Reorganization:

                                       I.
                                   DEFINITIONS

     The following terms when used in this Plan of Reorganization have the following meanings:

     1. BANKRUPTCY CODE: shall mean the Bankruptcy Code as set forth in Title 11 of the United States Code.

     2. CLAIM: shall mean an allowed claim. If it is one which requires an application, hearing, court order and/or other Procedure to be followed by the claimant in order to be allowed, "claim" shall mean "allowed claim" only to the extent the Proper procedure has been followed.

     3. CONFIRMATION OF THE PLAN: shall mean the entry of an order by the Court confirming this joint Plan.

     4. COURT: shall mean the United States Bankruptcy Court for the District of Arizona.

     5. CREDITORS; SHALL MEAN ALL creditors of each debtor holding claims for DEBTS, liabilities, demands. or claims of anY character WHATSOEVER AGAINST other debtor.

     6. DEBTOR: shall mean both Century Pacific Corporation. AKA Century Pacific Financial Corporation and Century Pacific Global COMMERCE, Ltd. wHERE ONLY one of the debtors is meant the term "Century Pac(pound)ic" Debtor IS USED, it shall mean "Century Pacific Corporation, AKA Century Pacific FINANCIAL Corporation", only, and when THE TERM "GLOBAL DEBTOR" is USED IT shall mean "Century PACIFIC GLOBAL COMMERCE, LTD."

     7. DISCLOSURE STATEMENT shall mean the written Disclosure Statement filed in this case pursuant to 1125 of the Bankruptcy CODE, APPROVED, AFTER NOTICE AND HEARING, BY THE COURT AS CONTAINING ADEQUATE INFORMATION TO ENABLE A HYPOTHETICAL, REASONABLE INVESTOR TO MAKE AN INFORMED JUDGEMENT ABOUT THE PLAN.

     8. EFFECTIVE DATE: shall mean that date on which the order confirming the Plan becomes final and non-appealable.

     9. PLAN: shall mean THIS JOINT Plan of Reorganization in its present form or as it may bE amended. modified or supplemented.

     10. CENTURY PACIFIC DEBTOR STOCK: shall mean common shares of stock in the Century Pacific Debtor, as modified In name to Century Pacific Financial Corporation.

     11. GLOBAL DEBTOR STOCK: shall mean common shares of stock in Century Pacific Global Commerce, Ltd.

                                       II.
                        TREATMENT OF UNCLASSIFIED CLAIMS
                  (ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS)

A. The holders of unsecured priority claims against the debtor existing on the filing date which have not been paid previously (excluding claims DESCRIBED in U.S.C 507(a)(7), and all expenses of preserving Debtor other than those claims of professionals included in Class I, will be paid in cash in full within 30 days of the effective date of the Plan or within thirty (30) days following the allowance of the claims, whichever is later, or at such other times as may be mutually agreed upon by The Debtor and such claimants. All trade and service debts and obligations incurred in the normal course of the Debtor's business during the Chapter II proceetdings shall be paid when due in the ordinary course of business.

B. Each holder of an allowed priority claim as specified in 507(l)(7) of the Bankruptcy Code shall receive the amount of such claim based on the sole discretion of the Debtor, either (l) cash in full amount of the allowed claim on the Effective Date, or (2 deferred cash payments, payable annually beginning one hundred eighty (180) days after the effective date of the plan and made during a period not exceeding six (6) years after the date of assessment of such claim, or a value as of the effective date of the plan, equal to the allowed amount of such claim, which payment shall include interest on the allowed claim at the appropriate rate.

C. The payment of Century Pacific Debtor's claims in this Section II shall be made from the assets of the Century Pacific Debtor and the payment of the Global Debtor's claims in this Section II shall be made as hereafter set forth.

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                                      III.
                            CLASSIFICATION OF CLAIMS

     A. The claim against thee Century Pacific Debtor are divided into the following classes:

     CLASS I: Attorney's Fees Claims. The following claimants have agreed to separate treatment from other administrative expense claimants:

     James M. LaGanke, PC
     For services rendered. Shares in Global II shall be issued as set forth in paragraph V(F), INFRA.

     Terry A. Dake
     For services rendered to the chapter 7 Trustee. Shares in Global III shall be issued as set forth in paragraph V(F), INFRA.

     CLASS 2: Wages Claims

     CLASS 3: Unsecured Tax Claims

     CLASS 5(A): THE allowed unsecured claims under $200.00. Class two (2) claims total approximately $400.00.

     CLASS 5(B): THE allowed unsecured claims of $200.00 and over. These include claims arising out of rejected executory contracts and leases, the unsecured portion of secured creditors' claims under 506(1), contingent claims, and the claims of unsecured holders of subordinated debentures totaling approximately $1,634,408. The individual debentures range in amounts from $5,000.00 to $139,000 with the majority being $10,000.00 each. Class three (3) claims total approximately $1,634,408.

     CLASS 5(C); EXISTING noteholders consisting of several groups would exchange their senior position in the capital structure of the Century Pacific Debtor into common stock in the amount of 17,065,727 shares thereby relieving the Century Pacific Debtor of the burden of interest and principal payments. The amount of common stock to be issued has been computed using the same formula as was used in compiling the number of shares to be awarded other creditors.

     CLASS 6: Holders of Century Pacific common stock, of which there are approximately 727 as OF January 29, 1996. THESE investors hold approximately 13,317,894 shares.

     B. The claims against thc Global DEBTOR are divided into the following classes:

     CLASS 1: James M.L LaGanke for services rendered prior to the conversion to Chapter II.

     CLASS 2: ALL claims that are not Class I or Class 3 claims

     CLASS 3: Holders of common stock.

     Tudor Investments, Ltd. Employee Profit Sharing Plan        48.75%
     Miller Capital                                              48.75%
     The Century Pacific Debtor                                    2.5%

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
                                       IV.
                       TREATMENT OF CLASSES AND INTERESTS
                             IMPAIRED UNDER THE PLAN

     A. Century Pacific Debtor:

     CLASS 1: Class I claims are impaired under the Plan because the holders of Class I claims will not receive cash equivalent to the allowed amount of their claims on the effective date of the Plan. Class I claims will be paid in full over six months following the effective date of the Plan.


     CLASS 2:

     CLASS 3:

     CLASS 5(a): CLASS 2 CLAIMS OF $200.00 OR LESS WILL BE paid in cash on the Effective Date of the Plan or as soon as practicable thereafter. The source of funds for payment of these claims will be current operating revenues of Century Pacific Financial and affiliates.

     CLASS 5(b): Class 3 claims are impaired under the Plan because holders of class 3 claims will not receive cash equivalent to the allowed amount of their claim on the effective date of the Plan. 3,743,181 million shares of stock in Company will be made available to pay Class 3 claims. Company's stock will be issued and divided pro rata among Class 3 claimants. The Company's twenty five thousand shares in Creative Vistas, Inc. shall be held by the Century Pacific Debtor and will not be distributed pursuant to the Joint Plan.

     CLASS 3 claimants may elect to be treated as a Class 2 claim, by electing such treatment in writing on or before the effective date of the Plan. Class 3 claimants exercising this election shall receive $200.00 in cash within 30 days of the effective date, in full payment of their claim.

     CLASS 6: Current Stockholders. Current stockholders will retain their shareholdings and will keep all their legal and equitable rights there under. All existing warrants and options are canceled under the Plan.

     CLASS  5(c):  Debt   instrument   holders  -  Harris  vs.  Century  Pacific
Corporation, et al.

     B. Global Debtor:

          1. Class 1: Claims shall be paid in full in cash on confirmation.

          2. Class 2: Claimants shall receive 2.5% of the outstanding shares (25,000 shares) of common stock which shall be divided and distributed pro rata among all allowed creditors according to the amount of each claim as allowed.

          3. Class 3: Four Hundred seventy-five thousand (475,000) shares of stock shall be issued to Miller Capital and four Hundred seventy-five Thousand (475,000) shares of stock shall be issued to Tudor Investments, Ltd. Profit Sharing Plan. Each existing shareholder of the Century Pacific Debtor shall receive approximately thirty-four (34) shares, each, which is each shareholder's distribution per capita from the 25,000 shares to be distributed to said shareholder group in exchange for cancellation of the Century Pacific Debtor stock in the Global Debtor. All existing certificates shall be canceled in exchange for the certificates to be issued pursuant to the Plan. Brokerage firms holding stock in street names shall be issued approximately thirty-four (34) shares for each separate person in whose name they hold stock as of the date the petition was filed so as to treat such persons owning stock in "street name" like all other shareholders.

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
                                       V.
                             MEANS OF IMPLEMENTATION

     A. Source of Funds as to Century Pacific Debtor.

          Unclassified and Class 1. The source of funds for unclassified and Class 1 claims is operating revenues of Century Pacific Corporation as of the effective date of the Plan.

          Class 2. The source of funds for Class 5(a) payments will be the existing operating revenues of Century Pacific Corporation as of the effective date of the Plan.

          Class 5(b). The source of funds to pay these claims is newly-issued stock of Century Pacific Corporation. 3,743,181 million shares of century Pacific Corporation will be issued for the purpose of paying unsecured claims. Each claimant will receive a pro rata share of the stock. There is sufficient stock authorized to cover the claims. Class 6. No added stock is to be issued to current stockholders.

          Class 5(C). 17,065,727 shares of stock will be issued to satisfy Class 5 creditors. Said creditors shall also be issued shares of creative Vistas, Inc. that are owned by the company. Each claimant will receive such shares pro rata.

     B. Source of Funds as to Global Debtor.

          1. All cash required will be contributed by Miller Capital and/or by the tudor Investment, Ltd. Employee Profit Sharing Plan.

          2. No cash is required; stock will be issued.

          3. No cash is required; stock will be issued.

          4. Disbursing agent--Each Debtor shall act as disbursing agent under the respective portion or the Joint Plan. A Stock Transfer Agent shall be employed to transfer the stock certificates.

     C. Property.

     I. Century Pacific Debtor

          Debtor's only real, personal. or tangible assets. are furniture and office equipment and miscellaneous penny stocks and the Creative Vistas. Inc. stock. Debtor has intangible assets in the form of good will and a substantial client base. These intangible assets have little or no salable value, and no value if Debtor does not continue as a business entity. If the Debtor were to liquidate, creditors would receive no more than $.001 mils on a dollar.

     2. Global Debtor

          Global Debtor has no tangible or intangible assets. If global were to liquidate, creditors would receive nothing at all.

     D. Acquisition (Century Pacific Debtor only)

          Tempe Medical Equipment, a divsion of Natural Techno!ogies Inc. has agreed to be acquired by the Century Pacific Debtor for a further issuance of common stock. This company is a refurbishing and re-seller of "high tech" medical equipment such as magnetic resonance imaging (MRI) systems, respiratory care equipment and electronically operated diagnostic instruments. This organization also serves as a distributor organization for a wide variety of medical expendables Century will issue 20,873,198 shares of stock for the hard assets of Tempe Medical Equipment.

     E. Change in Management

     1. Century Pacific Debtor.

          a. Carlton V. Phillips has agreed to remain as Chairman of the Board of Directors

          b. David L. Hadley. Director of all refurbishing and remarketing operations of Tempe Medical Equipment has agreed to become President of the corporation.

          c.  Carlton V.  Phillips  and David L.  Hadly  have  agreed to provide operations, new product development advertising, accounting and market development support on a regular and as-needed basis to meet the goals described herein. Carton V. Phillips, Jr., Esq. has agreed to join the Board of Directors and become Managing Director of mortgage lending activities. He may also serve as corporate counsel. Regina M Phillips has agreed to join the Board of Directors and serve as a consultant regarding loan processing activities.

          d. Management has agreed to comply with all Securities and Exchange Commission reporting and accounting requirements in a timely fashion.

               i. The previously named corporate officers will be beneficiaries of an incentive stock option plan enabling them to purchase common stock at prices to be determined utilizing generally accepted standards for such awards. Outside directors are expected to join this Board and will be paid for attendance at each board meeting. Employee board members will receive no payment. Outside directors will also be provided stock option opportunities through a stock option plan

               ii. Century Pacific Debtor shall indemnify new board members and newly appointed corporate officers from any pre petition acts by its directors, stockholders or officers.

          e. All operating interim revenues of Century Pacific Debtor, after expenses and sums to be paid pursuant to this Plan, shall be reinvested in Century Pacific debtor or its affiliates during the period of this Plan.

     2. Global Debtor:

          a. Ronald E. Warnicke and Robert C. Warnicke will be the initial officers and directors. Each is an attorney in good standing with the Arizona State Bar Association. No salaries have been paid nor will be paid until assets are acquired after confirmation.

          b. Management has agreed to comply with all Securities and Exchange Commission reporting and accounting requirements in a timely fashion. The corporation shall reincorporate in Nevada upon confirmation and prior to issuance of any stock.

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
     F. Incorporation in Nevada

          The Global Debtor shall be reincorporated in Nevada as set forth in paragraph 3-2 of the Disclosure Statement. Global II and Global III shall each be incorporated in Nevada with the same officers and directors as the Global Debtor. Stock in Global II and stock in Global III shall be issued to the shareholders of the Global Debtor in the same proportions as for the Global Debtor. The stock issued to Tudor Investrnents Ltd Profit Sharing Trust and Miller Capital shall be in exchange for the administrative claims rising from payment of James LaGanke as to Global II and payment of Terry A. Dake as to Global III . Said shares shall be issued as free trading stock pursuant to 1145 of the Bankruptcy Code, said shares being issued in exchange for an administrative claim, said claims to be paid by Tudor Investments, Ldt. Employee Profit Sharing Plan

                                       VI.
              MANAGEMENT AND REMUNERATTON OF OFFICERS AND DIRECTORS

     A. CENTURY PACIFIC DEBTOR:

          The following officers and directors are currently serving at the following annual salaries.

          Carlton V. Phillips - President - Chairman        $18,000

          Debtor has no provisions in its charter for non-voting securities. Carlton V. Phillips will remain as Chairman of the Board of Directors and David
L. Hadley will become President of Company, as of the effective date of this Plan.

          There shall be no salary paid until the company acquires assets.

     B. GLOBAL DEBTOR:

          There will be no salary paid unless and until the company acquires assets.

                                      VII.
               PROVISIONS FOR THE EXECUTION OF THE PLAN WHICH MAY
                AFFECT, ALTER OR MODIFY THE RIGHTS OF ALL CLASSES
                                  AND CLAIMANTS

          A. As of the effective date of the Plan. each reorganized company shall retain and be vested with all of its its respective assets, which shall no longer be considered property of the estate, as defined in 11 U.S.C. 541, and all of each Debtor's assets shall be free and clear of liens, claims and interest of creditors except as specifically provided in this Plan.


          B. After the effective date of the Plan, each reorganized company shall continue its business and manage its affairs without supervision of the Bankruptcy Court and may enter into such agreements and transfer, convey, encumber, use and lease its assets as it deems appropriate under the circumstances. without the requirement of seeking approval from the Bankruptcy Court.

          C. The holders of secured claims in any of the classes shall terminate, relinquish and reconvey, and shall be deemed to have terminated, relinquished and reconveyed any security, beneficial, or ownership interest which they may have in any of the assets of either Debtor upon the payment. pursuant to this plan, of the allowed amount of such claims.

          D. The distributions to holders of claims pursuant to this plan are minimum distributions only, and the Debtor shall have the right and discretion to negotiate and pay in installments the specified sums without penalty.

          E. Upon the effective date of the Plan, unless a stay has been entered relating to the Order of Confirmation, the automatic stay described in 362(1) of the Bankruptcy Code shall terminate; provided, however. that all creditors and claimants shall be enjoined from continuing with or commencing any action or proceeding against the company as long as the company complies with the terms of the plan.

          F. All distributions of money under the Plan which are returned by the Post Office undelivered or which cannot be delivered due to lack of a current address will be retained by the company in trust in a federally insured bank for the distributee; after the expiration of six (6) months from the date of the first attempted distribution, the unclaimed moneys, stock and all future distributions will vest in the company, fee of any claim by the distributee.

          G. No creditor or claimant, whether secured, unsecured, priority, or nonpriority, shall be entitled to any fine, penalty, exemplary or punitive damages, late charges, default interest, or any other monetary charge relating to or arising from any default or breach by the Debtor and any claim for such sums shall be deemed disallowed whether or not an objection is filed thereto. Creditors with allowed secured claims shall be entitled to reasonable attorneys' fees and nondefault interest as provided by Section 506 of the Bankruptcy Code.

          H. No distribution shall be made hereunder or on account of and no allowed claim shall include. interest thereon whether provided for in any agreements after the commencement of the Debtors' Chapter II case, nor shall any claimant be allowed any costs, expenses, attorneys' fees or awards of securities except as provided under 506(b) of the Bankruptcy Code.

          I. The Debtor shall maintain insurance on all of its property (if any) sufficient to cover the replacement value of these assets and shall keep its property in good repair, reasonable wear and tear excepted

          J. Upon the entry of the Order of Confirmation, the plan shall bind the Debtor, any entity acquiring or being distributed any property under the Plan, any creditor, and any equity security holder, whether or not their claims and interests are impaired under the plan and whether or not they have accepted the Plan.

          K. The entry of the Order of Confirmation shall permanently bar the filing and asserting of any claims against the Debtor which arose or relate to the period of time prior to the date of such confirmation, which were listed by the Debtor in its Schedules and Statement of Affairs filed with the Bankruptcy Court or were not evidenced by timely and proper Proofs of Claim filed with the Bankruptcy Court.

          L. Upon the entry of an Order of Confirmation, any and all payments to secured creditors for adequate protection shall be terminated.

          M. If the Debtor fails to comply with the terms of its respective Plan. the holders of claims in any class materially harmed thereby may proceed against said Debtor (and under said Debtors) and its property in order to enforce the plan and collect the obligations of the company hereunder by bringing or taking any appropriate action under federal or state law, in Bankruptcy Court or other court or competent jurisdiction and in the case or a secured claimant, in accordance with any applicable and existing mortgage, deed of trust, security agreement, or other instrument evidencing a lien or encumbrance. No rights shall exist against one Debtor by reason of any post plan action or default of the other and neither Debtor shall have any responsibility for any representations of the other in the Joint Disclosure Statement.

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
                                      VIII.
                      DISPUTED CLAIMS; OBJECTIONS TO CLAIMS

          The Debtor its attorneys and any party in interest may file (a) an objection to any cIaim, (b) a motion to determine the extent ,priority, or amount of any secured or other claim, or (c) a complaint to determine the validity, priority, or extent of a lien or other interest in property. Copies of all objections, motions, or complaints must be served timely upon the Century Pacific Debtor's attorney, James M. LaGanke, PC 202 E Earll Drive, Suite 340, Phoenix, AZ 85012 and upon Global Debtor's President, Ronald E. Warnicke, 2020
N. Central Avenue, 5th Floor, Phoenix, AZ 85004.

                                       IX.
                              MODIFICATION OF PLAN

          Prior to The Order of Confirmation, the Debtor may propose amendments or modifications of this Plan in accordance with Section 1127(a) of the Bankruptcy Code. After confirmation, the Debtor may amend this Plan in the manner provided by Section 1127(b) of the Bankruptcy Code. The Bankruptcy Court may, at any time, so long as it does not materially or adversely affect the interest of the creditors, remedy any defects or omissions or reconcile any inconsistencies in the Plan or in the Order of Confirmation , and in such manner as may be necessary to carry out the purposes and effect of this Plan

                                       X.
                               EXECUTORY CONTRACTS

          Debtors reject all exectuory contracts not previously assumed, or assumed herein whether or not specifically listed herein. Any entity asserting a claim arising in connection with such a rejection shall be required to file a proof of claim relating thereto within 10 days of the entry of an order approving the disclosure statement filed in conjunction with this Plan.

                                       XI.
                            RETENTION OF JURISDICTION

          The Court shall retain jurisdiction over this estate to ensure that the purpose and intent of this Plan is carried out, to modify this Plan, to correct any defect, to cure any omission or reconcile any inconsistencies in this Plan or the order of confirmation, to enter any order necessary to carry out the Plan, to enter an order terminating this case, and for any other purposes deemed appropriate by the Court.

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